Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2012 Results
Total reserve replacement ratio was 226 percent, 185 percent excluding acquisitions

HOUSTON, Feb. 6, 2013 - Marathon Oil Corporation (NYSE:MRO) today reported fourth quarter 2012 net income of $322 million, or $0.45 per diluted share, compared to net income in the third quarter of 2012 of $450 million, or $0.63 per diluted share. For the fourth quarter of 2012, adjusted net income was $388 million, or $0.55 per diluted share, compared to adjusted net income of $454 million, or $0.64 per diluted share, for the third quarter of 2012.
Marathon Oil reported full-year 2012 net income of $1.582 billion, or $2.23 per diluted share. Net income in 2011 was $2.946 billion, or $4.13 per diluted share. Net income for 2011 included income of $1.239 billion from the Company's former Refining, Marketing and Transportation business, which was spun off on June 30, 2011 and reported as discontinued operations in 2011, so income from continuing operations is better suited for year-over-year comparison. For full-year 2012, adjusted income from continuing operations was $1.736 billion, or $2.45 per diluted share, compared to adjusted income from continuing operations of $2.293 billion, or $3.21 per diluted share, for full-year 2011.

	Three Months Ended		Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31
(In millions, except per diluted share data)	2012	2012	2012	2011
Adjusted income from continuing operations (a)	$388	$454	$1,736	$2,293
Adjustments for special items (net of taxes):
Impairments	(64)	—	(231)	(195)
Gain (loss) on dispositions	—	(11)	72	45
Unrealized gain on crude oil derivative instruments	5	29	34	—
Pension settlement	(7)	(22)	(29)	(19)
Loss on early extinguishment of debt	—	—	—	(176)
Tax effect of subsidiary restructure	—	—	—	(122)
Deferred income tax items	—	—	—	(61)
Water abatement - Oil Sands	—	—	—	(48)
Eagle Ford transaction costs	—	—	—	(10)
Income from continuing operations	$322	$450	$1,582	$1,707
Discontinued operations (b)	—	—	—	1,239
Net income	$322	$450	$1,582	$2,946
Adjusted income from continuing operations - per diluted share (a)	$0.55	$0.64	$2.45	$3.21
Income from continuing operations - per diluted share	$0.45	$0.63	$2.23	$2.39
Discontinued operations - per diluted share (b)	—	—	—	$1.74
Net income - per diluted share	$0.45	$0.63	$2.23	$4.13
Revenues and other income (b)	$4,236	$4,161	$16,221	$15,282
Weighted average shares - diluted	711	709	710	714
Cash Flow
Cash flow from continuing operations before changes in working capital (c)	$1,146	$992	$4,454	$4,908
Changes in working capital from continuing operations	59	78	(437)	526
Cash flow from continuing operations	$1,205	$1,070	$4,017	$5,434

(a)
Adjusted income from continuing operations is a non-GAAP financial measure and should not be considered a substitute for income from continuing operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted income from continuing operations.

(b)	The spin-off of Marathon's downstream business was completed on June 30, 2011, and all comparative periods have been recast to reflect the downstream business as discontinued operations.

(c)
Cash flow from continuing operations before changes in working capital is a non-GAAP financial measure and should not be considered a substitute for cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of cash flow from continuing operations before changes in working capital.

“Last year, the first full year for Marathon Oil as an independent Exploration and Production (E&P) company, was marked by outstanding execution in our domestic resource plays, continued safe and reliable operations in our base assets and entry into new, high-potential exploration opportunities,” said Clarence P. Cazalot Jr., Marathon Oil's chairman, president and CEO.
“Our strong position in the top U.S. resource plays, a stable portfolio of base assets and solid operational performance allowed us to increase full-year Upstream (E&P and Oil Sands Mining [OSM]) net production available for sale, excluding Libya which had production disruptions in 2011, 8 percent over the prior year, exceeding our 2012 production targets.
“We project 2013 production available for sale from our Upstream businesses will be 6 to 8 percent higher than 2012, excluding Libya because of the uncertainty in production levels and Alaska as we sold that asset at the end of January 2013. Importantly, this growth will continue to be focused on higher-value liquids.
“Our future growth is underpinned by our growing resource base and net proved reserves of 2 billion barrels of oil equivalent (boe) at year end 2012, a 12 percent increase over the prior year end and our highest level of proved reserves in 40 years. During 2012 we replaced 226 percent of our production, 185 percent excluding acquisitions, both at a preliminary cost estimate of approximately $17 per boe. This outstanding performance was largely driven by what we consider to be the highest-value resource plays in the world - the Eagle Ford shale in south Texas, the Bakken shale in North Dakota and the Oklahoma Resource Basins. We've established a 10-year plus drilling inventory across these plays at current rig levels and expect to spend approximately one-third of our $5.2 billion capital, investment and exploration budget for 2013 in the Eagle Ford, the cornerstone of our growth strategy.
“Importantly, our investments in recent years have afforded us the ability to scale our growth to optimize value. We're committed to our goal of growing production at a 5 to 7 percent compound annual rate from 2010 through 2017, and we'll do so with our long-standing commitment to spending largely within our cash flows. While volume growth is critical to our success, value growth is the ultimate goal. A key focus in 2013 will be improving our earnings and cash margins as we grow,” Cazalot added.

2012 Key Highlights

•	Demonstrated ability to execute strategy in first full year as an independent E&P company

◦	Achieved 8 percent year-over-year growth in Upstream net production available for sale, excluding Libya

•	Doubled Lower 48 onshore net production available for sale over the past five quarters

◦
Increased average net production more than four-fold in the Eagle Ford shale from approximately 15,000 barrels of oil equivalent per day (boed) in December 2011 to more than 65,000 boed in December 2012. For the same period, average net production in the Bakken shale increased from 24,000 to 35,000 boed, while average net production in the Oklahoma Resource Basins increased from 2,500 to 9,600 boed

◦	Expanded midstream infrastructure in the Eagle Ford to support production growth

◦	In total, spud 392 gross operated wells in U.S. resource plays in 2012, compared to 123 in 2011

•
Completed targeted acquisitions in the Eagle Ford of approximately $1 billion, increased the Company's acreage position and working interest in the core of the play and added production and drilling locations

•	Replaced 226 percent of 2012 Upstream production, including acquisitions and Libya

◦	Increased total net proved reserves 12 percent to 2.0 billion boe

◦	Replaced 268 percent of net proved liquid hydrocarbon and synthetic crude oil (SCO) reserves, consistent with liquids-focused strategy

•	Recorded more than 95 percent average operational availability for Company-operated E&P assets

•	Enhanced global exploration program, announcing plans to pursue activities in Kenya, Ethiopia and Gabon, to create a balanced portfolio targeting significant value creation

•
Continued commitment to financial discipline and progress toward the previously stated goal of divesting between $1.5 billion and $3 billion of non-core assets over the period of 2011 through 2013, of which approximately $1.3 billion was completed or contracted through the end of 2012

•	Issued $1 billion of 3-year senior notes at 0.9 percent interest and $1 billion of 10-year senior notes at 2.8 percent interest

•	Increased quarterly dividend 13 percent to $0.17 per share

2013 Key Benchmarks

•
Project 6 to 8 percent growth in Upstream net production available for sale compared to 2012, progressing toward the Company's goal of 5 to 7 percent compound annual net production growth from 2010 through 2017. (Both exclude Libya and Alaska. Libya is excluded because of the uncertainty around sustained production levels, while Marathon Oil sold its Alaska business on Jan. 31, 2013.)

◦	Implement $5.2 billion capital, investment and exploration expenditures budget

◦	Spud 350-400 gross operated wells in key U.S. resource plays

◦	Continue downspacing pilot in Eagle Ford to identify optimal spacing of wells

◦	Continue to build infrastructure to support production growth across Eagle Ford operating area

•	Anticipate 2013 Upstream reserve replacement ratio of more than 100 percent, excluding acquisitions, divestitures and Libya

•	Expect to participate in 10 to 13 exploration wells across the deepwater Gulf of Mexico, Ethiopia, Kenya, Gabon, the Kurdistan Region of Iraq and Norway

•	Continue portfolio optimization through divestitures and capital discipline

Reserves
Driven by strong reserves growth in the Company's U.S. resource plays, Marathon Oil's total net proved reserves were 2.0 billion boe at the end of 2012, an increase of 12 percent from the prior year. Of that total, 77 percent were liquid hydrocarbons and SCO and 72 percent were developed. The Company's overall reserve replacement ratio was 226 percent, with 389 million boe of net proved reserves added, while producing 172 million boe. Excluding acquisitions of 70 million boe, the overall reserve replacement ratio was 185 percent.
Net additions, including acquisitions, were driven primarily by U.S. resource play activity in the Eagle Ford shale, the Oklahoma Resource Basins and the Bakken shale as well as additions in Canada, Norway and Libya.
Consistent with the Company's liquids-focused strategy, Marathon Oil added a total of 316 million barrels of net proved liquid hydrocarbon and SCO reserves, including acquisitions of 52 million barrels, while producing 118 million barrels, resulting in a total liquids reserve replacement ratio of 268 percent.
For the three-year period ended Dec. 31, 2012, Marathon Oil added net proved reserves of 808 million boe, excluding the dispositions of 3 million boe, while producing 467 million boe, resulting in a three-year average reserve replacement ratio of 173 percent.

Estimated Net Proved Reserves
	E&P			OSM	Total	Percent Proved Developed of Total
	Liquid Hydrocarbons	Natural Gas	Total	Synthetic Crude Oil
	(mmbbl)	(bcf)	(mmboe)	(mmbbl)	(mmboe)
As of Dec. 31, 2011	733	2,666	1,177	623	1,800	78%
Additions	219	330	274	45	319
Acquisitions	52	105	70	—	70
Production	(103)	(322)	(157)	(15)	(172)
As of Dec. 31, 2012	901	2,779	1,364	653	2,017	72%
Reserve Replacement Ratio (including acquisitions)	263%	135%	219%	300%	226%
Reserve Replacement Ratio (excluding acquisitions)	213%	102%	175%	300%	185%

Segment Results
Total segment income was $555 million in the fourth quarter of 2012 and $2.148 billion for the full-year 2012, compared to $590 million in the third quarter of 2012 and $2.591 billion for full-year 2011.

	Three Months Ended		Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31
(In millions)	2012	2012	2012	2011
Segment Income
Exploration and Production
United States	$104	$110	$393	$366
International	397	376	1,488	1,791
Total E&P	501	486	1,881	2,157
Oil Sands Mining	19	65	176	256
Integrated Gas	35	39	91	178
Segment Income (a)	$555	$590	$2,148	$2,591

(a)	See Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

	Three Months Ended		Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31
(mboed)	2012	2012	2012	2011
Net Sales Volumes
Exploration and Production
United States	200	172	167	130
International	287	280	266	233
Total E&P	487	452	432	363
Oil Sands Mining	48	53	47	43
Total Upstream	535	505	479	406
Libya	64	53	44	5
Total Upstream Excluding Libya	471	452	435	401

	Three Months Ended		Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31
(mboed)	2012	2012	2012	2011
Production Available for Sale
Exploration and Production
United States	198	171	166	129
International	264	295	270	236
Total E&P	462	466	435	365
Oil Sands Mining	43	46	41	38
Total Upstream	505	512	476	403
Libya	42	74	49	8
Total Upstream Excluding Libya	463	438	427	395

Exploration and Production
E&P segment income totaled $501 million in the fourth quarter of 2012, compared to $486 million in the third quarter of 2012. On a pre-tax basis, the increase was primarily the result of higher liquid hydrocarbon sales volumes, along with higher natural gas prices mostly offset by higher depreciation, depletion and amortization (DD&A) and operating costs associated with the additional volumes and higher exploration expenses. For full-year 2012, E&P segment income was $1.881 billion, compared to $2.157 billion for 2011. The decrease included lower earnings in the U.K. and Equatorial Guinea, partially offset by higher earnings in Libya. Also, in 2011 the Company was not in an excess foreign tax credit position for the entire year as it was in 2012.
E&P sales volumes per day (excluding Libya) during the fourth quarter of 2012 averaged 423,000 net boed, up 6 percent compared to 399,000 net boed for the third quarter. For full-year 2012, sales volumes (excluding Libya) averaged 388,000 net boed, an 8 percent increase from the 2011 average of 358,000 boed. The increases in the quarter and for the full year were largely the result of ramped up production in the Company's U.S. resource plays, particularly the Eagle Ford and Bakken shale plays.
E&P production available for sale for the fourth quarter of 2012 averaged 420,000 net boed (excluding Libya), which was 7 percent higher than the third quarter 2012 average of 392,000 net boed. For full-year 2012, E&P production available for sale (excluding Libya) increased 8 percent over 2011 volumes, with 2012 available for sale volumes averaging 386,000 net boed compared to 357,000 net boed for full-year 2011.
The difference between production volumes available for sale and recorded sales volumes was primarily due to the timing of international liftings.
Production operations in Libya were suspended in the first quarter of 2011 and resumed with limited production in the fourth quarter of 2011. During the fourth quarter of 2012, net production available for sale averaged 42,000 boed, compared to 74,000 boed in the third quarter, and net sales averaged 64,000 boed compared to 53,000 boed in the third quarter. Production available for sale was higher in the third quarter compared to the fourth quarter because of a natural gas sales agreement executed in the third quarter. Fourth quarter sales were higher than third quarter sales because of the lifting of the majority of the previous liquid hydrocarbon underlift.
Marathon Oil estimates first quarter 2013 E&P production available for sale will be between 415,000 and 430,000 net boed, which includes one month of Alaska production but excludes Libya. Full-year 2013 E&P production available for sale is projected to be between 395,000 and 420,000 net boed, reflecting the sale of the Alaska business on Jan. 31, 2013 as well as planned turnarounds in Norway, Equatorial Guinea and the U.K. during the year. This guidance excludes the effect of acquisitions or dispositions not previously announced.
United States E&P income was $104 million for the fourth quarter of 2012, compared to $110 million in the third quarter of 2012, with the decrease largely the result of higher exploration expenses. Higher sales volumes of liquids, reflecting the Company's ongoing development programs primarily in the Eagle Ford and Bakken shale plays, were partially offset by higher DD&A and other costs associated with these increased activities.
For full-year 2012, U.S. E&P income was $393 million, compared to $366 million for the prior year. The increase was a result of higher sales volumes, partially offset by lower realized product prices, higher DD&A and operating expenses primarily associated with increased activities in the shale resource plays and higher exploration expenses. On a per boe basis, operating costs and DD&A each showed improvement by approximately $0.30 per boe.
International E&P income was $397 million in the fourth quarter of 2012, compared to $376 million in the third quarter of 2012. On a pre-tax basis, the increase reflects the impact of higher liquid hydrocarbon sales volumes and realizations and lower DD&A.
International E&P income for full-year 2012 was $1.488 billion, compared to $1.791 billion in 2011. The decrease included lower earnings in the U.K. and Equatorial Guinea, partially offset by higher earnings in Libya. Also, in 2011 the Company was not in an excess foreign tax credit position for the entire year as it was in 2012.
Total E&P exploration expenses were $238 million for the fourth quarter of 2012 and $729 million for the entire year, compared to $176 million in the third quarter of 2012 and $644 million for full-year 2011. Fourth quarter 2012 exploration expenses included $85 million of dry well costs associated with the Innsbruck prospect in the Gulf of Mexico.
EAGLE FORD: Marathon Oil's average net production in the Texas Eagle Ford shale rose 50 percent in the fourth quarter to approximately 60,000 boed compared to 40,000 net boed in the prior quarter. Approximately 64 percent of the production was crude oil/condensate, 16 percent was natural gas liquids (NGLs) and 20 percent was natural gas. For the month of January, the Company projects average production was approximately 70,000 net boed. During the fourth quarter, Marathon Oil reached total depth on 70 gross Company operated wells and brought 70 gross operated wells to sales. For all of 2012, the Company reached total depth on 248 Eagle Ford gross operated wells, an increase of approximately 15 percent from original 2012 estimates, and brought 215 gross operated wells to sales. Marathon Oil has continued to deliver a top-quartile drilling performance in the areas in which it operates in the Eagle Ford. The Company improved its spud-to-spud performance 40 percent from the fourth quarter of 2011 (35 days) to the fourth quarter of 2012 (21 days). During January, the Company improved another 10 percent averaging 19 days spud-to-spud on wells drilled in the Eagle Ford. The Company fully expects the spud-to-spud time to continue dropping during 2013 as it moves to more pad drilling.
Additionally, Marathon Oil continues to build infrastructure to support liquid hydrocarbon and natural gas production growth across the Eagle Ford operating area. Approximately 370 miles of gathering lines were installed in 2012, while 12 new central gathering and treating facilities were commissioned, with seven additional facilities in various stages of planning or construction. Marathon Oil also owns and operates the Sugarloaf gathering system, a 42-mile natural gas pipeline through the heart of the Company's acreage in Karnes, Atascosa and Bee counties. The Company currently transports approximately 60 percent of its product by pipeline, with additional contract negotiations and facility designs under way. In 2013, Marathon Oil plans to drill 215-250 net wells (275-320 gross, all Company operated) in the Eagle Ford.
BAKKEN: Marathon Oil averaged production of approximately 35,000 net boed during the fourth quarter compared to 30,000 net boed in the previous quarter. For the month of January, the Company projects average production was approximately 33,000 net boed, down slightly from the previous month because of weather and completion schedules. The Company reached total depth on 18 gross wells during the fourth quarter and brought 18 gross wells to sales. In the fourth quarter Marathon Oil's average time to drill a well was 27 days spud-to-spud, a top-quartile performance in the areas in which Marathon Oil operates. Marathon Oil's Bakken production averages approximately 90 percent crude oil, 5 percent NGLs and 5 percent natural gas. Marathon Oil plans to drill 65-70 net wells (190-220 gross, 60-70 Company operated) in 2013.
OKLAHOMA RESOURCE BASINS: The Company's unconventional production averaged 9,800 net boed during the fourth quarter compared to 9,600 net boed in the previous quarter. During the fourth quarter, five gross wells were brought to sales. For the month of January, the Company projects average production was approximately 12,000 net boed. Marathon Oil's plans call for drilling 15-19 net wells (42-50 gross, 12-14 Company operated) in the Oklahoma Resource Basins in 2013.
NORWAY: In January, Marathon Oil was awarded a 20 percent non-operated working interest in Production License (PL) 694 by the Norwegian Ministry of Petroleum and Energy as part of the country's 2012 Awards in Predefined Areas (APA 2012). PL 694 consists of three blocks south of the Sverdrup prospect area in the northern part of the Norwegian Sea. Also as part of APA 2012, Marathon Oil and its partners were awarded additional acreage in the North Sea north of the Alvheim area in PL 203 B. The Company's 65 percent working interest and role as operator are the same as PL 203.
The Darwin (formerly Velsemoy) exploration well in the Barents Sea is expected to begin drilling in the first quarter of 2013 on PL 531, in which the Company holds a 10 percent non-operated working interest. Drilling is expected to commence in the third quarter of 2013 on the Sverdrup exploration well on license PL 330 where the Company holds a 30 percent non-operated working interest.
KURDISTAN: In December, Marathon Oil reached total depth of approximately 12,500 feet on its first operated exploration well on the Harir block in the Kurdistan Region of Iraq. The well was tested and is now being plugged and abandoned. The Company plans to spud two exploration wells on its operated blocks in the first half of 2013. One well will be drilled on the Harir block and the other on the Safen block. Marathon Oil holds a 45 percent working interest in each block.
Additionally, following the successful appraisal program on the outside-operated Atrush block, a Declaration of Commerciality has been filed with the Ministry of Natural Resources and a Plan of Development is anticipated in the second quarter of 2013. On the outside-operated Sarsang block, the Mangesh exploration well was spud in September and the Gara exploration well was spud in November. Both wells are currently drilling and are expected to reach total depth in the first half of 2013. Marathon Oil holds a 20 percent working interest in the Atrush block and a 25 percent working interest in the Sarsang block.
ETHIOPIA: In January, Marathon Oil received Ethiopian government approvals of the Company's agreement, announced in October, to acquire a 20 percent non-operated working interest in the onshore South Omo concession. The Sabisa exploration well was spud in the South Omo concession in January and is expected to take approximately 60 days to reach the planned total depth of approximately 8,500 feet.
GABON: Exploration drilling is expected to begin in the first quarter of 2013 on the Diaman No. 1 well in the Diaba License G4-223, offshore Gabon, to test the deepwater presalt play. Marathon Oil acquired a 21.25 percent non-operated working interest in the Diaba Block in October 2012.
GULF OF MEXICO: The outside-operated Shenandoah appraisal well reached total depth in January and is currently being logged. The ENSCO 8501 rig arrived on the outside-operated Gunflint prospect and spud a second appraisal well in early February.
ANGOLA: During the fourth quarter, production commenced from the Block 31 deepwater PSVM development, in which Marathon Oil holds a 10 percent non-operated working interest, but no sales were recorded during the quarter.
Oil Sands Mining
The OSM segment reported income of $19 million for the fourth quarter of 2012, compared to $65 million in the third quarter of 2012. Results were negatively impacted by unplanned downtime at the Scotford upgrader in the fourth quarter of 2012. With less throughput at the upgrader, a higher percentage of lower-value products were sold, leading to lower price realizations. For full-year 2012, OSM reported income of $176 million compared to income of $256 million for full-year 2011. This decrease was primarily the result of lower price realizations, partially offset by an increase in sales volumes.

	Three Months Ended		Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31
	2012	2012	2012	2011
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbbld)	48	53	47	43
Synthetic Crude Oil Average Realizations (per bbl)	$76.36	$81.13	$81.72	$91.65
Marathon Oil's fourth quarter 2012 net synthetic crude oil production (upgraded bitumen excluding blendstocks) from its non-operated position in the Athabasca Oil Sands Project (AOSP) mining operation was 43,000 barrels per day (bbld). Full-year 2012 net production was 41,000 bbld, compared to 38,000 bbld for 2011. Marathon Oil anticipates producing an average of 37,000 to 42,000 net bbld of synthetic crude oil (upgraded bitumen excluding blendstocks) in the first quarter of 2013 and an average of 40,000 to 45,000 net bbld of synthetic crude oil for full year 2013. Marathon Oil holds a 20 percent working interest in the AOSP.
Integrated Gas
Integrated Gas segment income was $35 million in the fourth quarter of 2012 compared to $39 million in the third quarter of 2012. This decrease was primarily due to lower liquefied natural gas (LNG) sales volumes. For the full year, income was $91 million in 2012, compared to $178 million in 2011. The full-year decrease was primarily due to lower LNG sales volumes, the result of a turnaround in the second quarter of 2012 in Equatorial Guinea and the sale of the Company's interest in a liquefied natural gas production facility in Alaska during the third quarter of 2011, as well as lower price realizations.

	Three Months Ended		Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31
	2012	2012	2012	2011
Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,327	7,065	6,290	7,086
Methanol	1,465	1,146	1,298	1,282
Corporate and Special Items
As previously announced, Marathon Oil anticipates divestitures of $1.5 billion to $3 billion over the period of 2011 through 2013 in an ongoing effort to optimize the Company's portfolio for profitable growth. As of Feb. 5, 2013, the Company has closed on approximately $1.3 billion in divestitures. On Jan. 31, 2013, the Company closed on the previously announced sale of its remaining Alaska business, which had an effective date of Jan. 1, 2012 and a transaction value of $375 million. Including purchase price adjustments, largely for the 2012 cash flows, the Company will realize up to $195 million in cash proceeds, subject to a six-month escrow of $50 million for various indemnities. On Feb. 5, 2013 the Company closed on the sale of its interest in the Neptune gas plant in South Louisiana for approximately $170 million in cash.
Full year cash flow from continuing operations before changes in working capital totaled $4.5 billion in 2012 compared to $4.9 billion in 2011. Cash flow from continuing operations totaled $4.0 billion in 2012 compared to $5.4 billion in 2011. The decline in cash flow from continuing operations was primarily the result of working capital changes related to the 2012 ramp up of operations in the Eagle Ford shale and Libya and the timing of tax payments.
Marathon Oil previously announced a 2013 budget of $5.2 billion for capital, investment and exploration expenditures, a slight reduction from the Company's actual $5.4 billion of expenditures in 2012. Both years exclude acquisitions.
In August 2012, Marathon Oil entered into crude oil derivative instruments related to a portion of its forecast U.S. E&P crude oil sales. For the fourth quarter of 2012, an after-tax unrealized gain of $5 million ($8 million pre-tax) was recorded related to these crude oil derivative instruments.
As a result of lower natural gas prices, projected production from the Company's Powder River Basin operations in Wyoming was reduced. Consequently, 7 million boe of proved reserves were written off and an impairment charge of $47 million after-tax ($73 million pre-tax) was recorded in the fourth quarter of 2012.
The Ozona development in the Gulf of Mexico is being produced to abandonment pressure, which is expected to occur in the first half of 2013. Because projected production was reduced, approximately 420,000 boe of proved reserves were written off and an impairment charge of $17 million after-tax ($27 million pre-tax) was recorded in the fourth quarter of 2012.
Marathon Oil recorded an after-tax settlement charge of $7 million ($11 million pre-tax) in the fourth quarter of 2012 in connection with the Company's U.S. pension plans.
The Company will conduct a conference call and webcast today, Feb. 6, at 2:00 p.m. EST, during which it will discuss fourth quarter and full-year 2012 results and will include forward-looking information. To listen to the webcast of the conference call and view the slides, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Feb. 20. Quarterly and annual financial and operational information will also be provided via the Quarterly Investor Packet available on Marathon Oil's website at http://ir.marathonoil.com and on the Company's app available for mobile devices. The webcast slides and Quarterly Investor Packet will be posted to the Company's website and to its mobile app later this morning.
# # #
In addition to income from continuing operations determined in accordance with generally accepted accounting principles, Marathon Oil has provided supplementally “adjusted income from continuing operations,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP income from continuing operations and “adjusted income from continuing operations” is provided in a table on page 1 of this release. “Adjusted income from continuing operations” should not be considered a substitute for income from continuing operations as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted income from continuing operations” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted income from continuing operations” to compare Marathon Oil's performance to certain competitors
In addition to cash flow from operations determined in accordance with GAAP, Marathon Oil has provided supplementally "cash flow from continuing operations before changes in working capital," a non-GAAP financial measure, which management believes demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. A reconciliation between GAAP cash flow from continuing operations and "cash flow from continuing operations before changes in working capital" is provided in a table on page 1 of this release. "Cash flow from continuing operations before changes in working capital" should not be considered a substitute for cash flow from continuing operations as reported in accordance with GAAP. Management, as well as certain investors, uses "cash flow from continuing operations before changes in working capital" to evaluate Marathon Oil's financial performance between periods. Management also uses "cash flow from continuing operations before changes in working capital" to compare Marathon Oil's performance to certain competitors.
This release contains forward-looking statements with respect to the timing and levels of the Company's worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production, the expected number of wells to be drilled in key resource plays, exploration drilling activity in the Gulf of Mexico, Ethiopia, Kenya, Gabon, the Kurdistan Region of Iraq and Norway, expectations as to improving earnings and cash margins in 2013, the capital, investment and exploration expenditures budget, anticipated 2013 reserve replacement ratio, plans to exit the Marcellus shale play and projected asset dispositions through 2013. The average times to drill a well referenced in the release may not be indicative of future drilling times. The current production rates referenced in this release may not be indicative of future production rates. Factors that could potentially affect the timing and levels of the Company's worldwide liquid hydrocarbon and natural gas production, synthetic crude oil production, the expected number of wells to be drilled in key resource plays, and exploration drilling activity in the Gulf of Mexico, Ethiopia, Kenya, Gabon, the Kurdistan Region of Iraq and Norway include pricing, supply and demand for liquid hydrocarbons and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Expectations as to improving earnings and cash margins in 2013, the capital, investment and exploration budget, anticipated 2013 reserve replacement ratio, plans to exit the Marcellus shale play and projected asset dispositions are based on current expectations, good faith estimates and projections and are not guarantees of future performance. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and difficult to predict. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
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Investor Relations Contacts:
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Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(In millions, except per share data)	2012	2012	2011	2012	2011
Revenues and other income:
Sales and other operating revenues	$4,117	$4,018	$3,634	$15,630	$14,603
Sales to related parties	15	16	15	58	60
Income from equity method investments	110	122	102	370	462
Net gain (loss) on disposal of assets	1	(12)	40	127	103
Other income (loss)	(7)	17	18	36	54
Total revenues and other income	4,236	4,161	3,809	16,221	15,282
Costs and expenses:
Cost of revenues (excludes items below)	1,214	1,296	1,554	5,219	6,225
Purchases from related parties	57	72	66	248	250
Depreciation, depletion and amortization	699	625	550	2,478	2,266
Impairments	100	8	3	371	310
General and administrative expenses	166	139	173	555	544
Other taxes	81	63	60	289	230
Exploration expenses	238	176	140	729	644
Total costs and expenses	2,555	2,379	2,546	9,889	10,469
Income from operations	1,681	1,782	1,263	6,332	4,813
Net interest and other	(59)	(53)	(45)	(219)	(107)
Loss on early extinguishment of debt	—	—	—	—	(279)
Income from continuing operations before income taxes	1,622	1,729	1,218	6,113	4,427
Provision for income taxes	1,300	1,279	669	4,531	2,720
Income from continuing operations	322	450	549	1,582	1,707
Discontinued operations (a)	—	—	—	—	1,239
Net income	$322	$450	$549	$1,582	$2,946
Adjusted income from continuing operations (b)	$388	$454	$552	$1,736	$2,293
Adjustments for special items (net of taxes):
Impairments	(64)	—	—	(231)	(195)
Gain (loss) on dispositions	—	(11)	22	72	45
Unrealized gain on crude oil derivative instruments	5	29	—	34	—
Pension settlement	(7)	(22)	(19)	(29)	(19)
Loss on early extinguishment of debt	—	—	—	—	(176)
Tax effect of subsidiary restructure	—	—	—	—	(122)
Deferred income tax items	—	—	4	—	(61)
Water abatement - Oil Sands	—	—	—	—	(48)
Eagle Ford transaction costs	—	—	(10)	—	(10)
Income from continuing operations	322	450	549	1,582	1,707
Discontinued operations (a)	—	—	—	—	1,239
Net income	$322	$450	$549	$1,582	$2,946
Per Share Data
Basic:
Income from continuing operations	$0.46	$0.64	$0.78	$2.24	$2.40
Discontinued operations (a)	—	—	—	—	$1.75
Net income	$0.46	$0.64	$0.78	$2.24	$4.15
Diluted:
Adjusted income from continuing operations (b)	$0.55	$0.64	$0.78	$2.45	$3.21
Income from continuing operations	$0.45	$0.63	$0.78	$2.23	$2.39
Discontinued operations (a)	—	—	—	—	$1.74
Net income	$0.45	$0.63	$0.78	$2.23	$4.13
Weighted Average Shares:
Basic	707	706	704	706	710
Diluted	711	709	707	710	714

(a)	The spin-off of Marathon's downstream business was completed on June 30, 2011, and all comparative periods have been recast to reflect the downstream business as discontinued operations.

(b)
Adjusted income from continuing operations is a non-GAAP financial measure and should not be considered a substitute for income from continuing operations as determined in accordance with accounting principles generally accepted in the United States. See above for further discussion of adjusted income from continuing operations.

Supplemental Statistics (Unaudited)
	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(in millions)	2012	2012	2011	2012	2011
Segment Income
Exploration and Production
United States	$104	$110	$129	$393	$366
International	397	376	429	1,488	1,791
E&P segment	501	486	558	1,881	2,157
Oil Sands Mining	19	65	63	176	256
Integrated Gas	35	39	20	91	178
Segment income	555	590	641	2,148	2,591
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(167)	(136)	(89)	(412)	(298)
Impairments	(64)	—	—	(231)	(195)
Gain (loss) on dispositions	—	(11)	22	72	45
Unrealized gain on crude oil derivative instruments	5	29	—	34	—
Pension settlement	(7)	(22)	(19)	(29)	(19)
Loss on early extinguishment of debt	—	—	—	—	(176)
Tax effect of subsidiary restructure	—	—	—	—	(122)
Deferred income tax items	—	—	4	—	(61)
Water abatement - Oil Sands	—	—	—	—	(48)
Eagle Ford transaction costs	—	—	(10)	—	(10)
Income from continuing operations	322	450	549	1,582	1,707
Discontinued operations (a)	—	—	—	—	1,239
Net income	$322	$450	$549	$1,582	$2,946
Capital Expenditures (c)
Exploration and Production
United States	$1,104	$1,046	$738	$3,995	$2,145
International	302	228	199	870	893
E&P segment	1,406	1,274	937	4,865	3,038
Oil Sands Mining	52	41	72	188	308
Integrated Gas	—	1	—	2	2
Corporate	24	23	14	106	51
Total	$1,482	$1,339	$1,023	$5,161	$3,399
Exploration Expenses
United States	$195	$132	$99	$564	$379
International	43	44	41	165	265
Total	$238	$176	$140	$729	$644

(c) Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2012	2012	2011	2012	2011
E&P Operating Statistics - Net Sales Volumes

United States - Liquids (mbbld)	133	111	83	107	75
Bakken	33	29	21	28	16
Eagle Ford	47	33	8	28	2
Anadarko Woodford	3	3	1	3	1
Other U.S.	50	46	53	48	56
United States - Crude Oil and Condensate (mbbld)	117	98	77	96	70
Bakken	32	28	21	27	16
Eagle Ford	38	26	7	23	2
Anadarko Woodford	1	1	—	1	—
Other U.S.	46	43	49	45	52
United States - Natural Gas Liquids (mbbld)	16	13	6	11	5
Bakken	1	1	—	1	—
Eagle Ford	9	7	1	5	—
Anadarko Woodford	2	2	1	2	1
Other U.S.	4	3	4	3	4
United States - Natural Gas (mmcfd)	404	366	325	358	326
Bakken	10	7	5	8	6
Eagle Ford	72	46	8	37	2
Anadarko Woodford	39	38	9	29	7
Alaska	100	88	92	92	94
Other U.S.	183	187	211	192	217
International - Liquids (mbbld)	191	182	136	175	144
Equatorial Guinea	33	39	39	36	38
Norway	79	80	78	81	80
U.K.	20	14	19	16	21
Libya	59	49	—	42	5
International - Natural Gas (mmcfd)	569	585	567	544	540
Equatorial Guinea	445	459	455	428	443
Norway	54	54	51	53	42
U.K. (d)	44	46	61	48	55
Libya	26	26	—	15	—
Worldwide Net Sales (mboed)	487	452	368	432	363
(d)   Includes natural gas acquired for injection and subsequent resale of 12 mmcfd,18 mmcfd and 15 mmcfd in the fourth and third quarters of 2012 and the fourth quarter of 2011, and of 18 mmcfd and 16 mmcfd for the years 2012 and 2011.

Supplemental Statistics (Unaudited)
	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2012	2012	2011	2012	2011
E&P Operating Statistics - Average Realizations (e)
Crude Oil and Condensate (per bbl)
United States	$89.92	$90.16	$98.13	$91.29	$94.80
Europe	113.82	113.00	114.73	115.59	115.88
Africa	116.53	113.30	92.80	114.52	98.80
Total International	115.04	113.14	109.78	115.15	111.78
Worldwide	105.15	104.73	105.32	106.35	105.84
Natural Gas Liquids (per bbl)
United States	$35.29	$37.88	$56.74	$39.57	$58.53
Europe	87.78	68.17	74.05	78.81	78.76
Africa	1.00	1.00	1.00	1.00	1.00
Total International	9.21	8.23	5.28	8.32	6.77
Worldwide	23.86	23.41	21.94	23.44	21.21
Total Liquid Hydrocarbons (per bbl)
United States (f)	$83.20	$83.80	$95.21	$85.80	$92.55
Europe	113.50	112.34	114.43	115.16	115.55
Africa	102.10	98.65	66.08	98.52	73.21
Total International	108.01	105.71	100.43	107.78	102.96
Worldwide	97.86	97.40	98.46	99.46	99.37

Natural Gas (per mcf)
United States	$4.39	$3.61	$4.68	$3.91	$4.95
Europe	11.78	10.10	9.29	10.47	9.84
Africa (g)	0.52	0.63	0.24	0.43	0.24
Total International	2.46	2.25	2.03	2.29	1.97
Worldwide	3.26	2.77	3.00	2.94	3.09
OSM Operating Statistics
Net Synthetic Crude Oil Sales (mbbld) (h)	48	53	44	47	43
Synthetic Crude Oil Average Realizations (per bbl) (e)	$76.36	$81.13	$93.81	$81.72	$91.65
IG Operating Statistics
Net Sales (mtd) (i)
LNG	6,327	7,065	6,984	6,290	7,086
Methanol	1,465	1,146	1,199	1,298	1,282
(e)   Excludes gains or losses on derivative instruments.
(f)   Inclusion of realized gains on crude oil derivative instruments would have increased averaged realizations by $1.27 per bbl for the fourth quarter of 2012 and $0.39 per bbl for the year 2012.
(g)   Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees. Marathon includes its share of Alba Plant LLC's income in the Exploration and Production segment and its share of AMPCO's and EGHoldings' income in the Integrated Gas segment.
(h)   Includes blendstocks.
(i)    Includes both consolidated sales volumes and our share of the sales volumes of equity method investees in the full year of 2011. LNG sales from Alaska, conducted through a consolidated subsidiary, ceased when these operations were sold in the third quarter of 2011.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.